SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2016

SYNTHETIC BIOLOGICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-12584	13-3808303
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9605 Medical Center Drive, Suite 270

Rockville, MD 20850

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (734) 332-7800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Synthetic Biologics, Inc. (the “Company”) entered into an amendment, dated as of December 1, 2016 (the “Amendment”), to its Employment Agreement with Steven A. Shallcross, the Company’s Chief Financial Officer, to increase Mr. Shallcross’ annual base salary to $346,500.

The foregoing summary description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of such document that is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2016, the Board of Directors of the Company awarded the following 2016 year-end bonus compensation to its named executive officers: (1) Jeffrey Riley, the Company’s President and Chief Executive Officer, was granted options to purchase 1,129,000 shares of the Company’s common stock (the “Common Stock”) and was awarded a cash bonus in the amount equal to his target bonus amount as per his employment agreement, and (2) Mr. Shallcross, the Company’s Chief Financial Officer, was granted options to purchase 500,000 shares of Common Stock, was awarded a cash bonus equal to his target bonus amount as per his employment agreement, and an increase in his annual salary of 10%. The stock options granted to Messrs. Riley and Shallcross have an exercise price of $0.80 per share, which is the closing price of the Common Stock on the date of the grant (November 30, 2016), vest pro rata, on a monthly basis, over 36 consecutive months and expire in seven (7) years from the date of the grant, unless terminated earlier. The stock options were granted pursuant to the Company’s 2010 Stock Incentive Plan and the Company’s existing registration statement on Form S-8 for the 2010 Stock Incentive Plan.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Amendment to Employment Agreement between the Company and Steven A. Shallcross dated December 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 2, 2016	SYNTHETIC BIOLOGICS, INC.
(Registrant)

	By:	/s/ Jeffrey Riley
Name: Jeffrey Riley
Title: President and Chief Executive Officer